UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 29, 2023

BUTLER NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Kansas
(State or Other Jurisdiction of Incorporation)

0-1678 (Commission File Number)	41-0834293 (IRS Employer Identification No.)

One Aero Plaza, New Century, Kansas (Address of Principal Executive Offices)	66031 (Zip Code)

913-829-4606
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Compensatory Arrangements of Certain Officers.

On October 4, 2023, Butler National Corporation (the “Company”) entered into a First Amendment to Employment Agreement with each of Christopher J. Reedy, Tad M. McMahon and Joe A. Peters. The agreements modify the base salary of each individual retroactive to the beginning of the current fiscal year and apply until the end of the current employment contracts (scheduled to expire December 31, 2024).

Mr. Reedy’s annual base salary will increase to $595,000 per year, Mr. McMahon’s will increase to $375,000 per year and Mr. Peters will increase to $610,000 per year. The foregoing description of the First Amendments is qualified in its entirety by reference to the full text of the First Amendments, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Following consultation with the Compensation Committee’s independent compensation consultant, the Compensation Committee believed a raise for Mr. Reedy and Mr. McMahon was appropriate given (1) Mr. Reedy’s promotion to Chief Executive Officer, (2) Mr. McMahon’s additional responsibilities as corporate secretary and (3) the additional workload of Mr. Reedy and Mr. McMahon in light of recent executive officer departures.

The Company has elected to discontinue the Company’s discretionary sales commission program, which will partially off-set the increase in base salary to Mr. Peters. The Compensation Committee believes the result will be a net decrease in future compensation to Mr. Peters. Mr. Peters’ total compensation was $763,000 and $711,000 for the fiscal years ended April 30, 2023 and 2022, respectively.

On October 3, 2023, the Board of Directors determined that Mr. Peters qualifies as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended and anticipates Mr. Peters will constitute a “Named Executive Officer,” and be subject to the compensation disclosure rules thereto, in the Company’s proxy statement for the year ended April 30, 2024.

Item 5.07	Submission of Matters to Vote of Security Holders.

On October 3, 2023, the Company held its Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, 58,558,976 shares of common stock, or approximately 85.2% of the 68,727,900 shares of common stock outstanding and entitled to vote at the Annual Meeting, were present in person or by proxy.

Set forth below are the matters acted upon by Butler National Corporation shareholders at the Annual Meeting, and the final voting results on each matter.

1.
Election of Directors. Two people were nominated by the Board of Directors for election as directors of the Company, to hold office for a three year term expiring at the calendar year 2026 annual meeting of shareholders and until his successor is duly elected and qualified. The nominees were incumbent directors, no other persons were nominated and the nominees were elected. The votes were as follows:

Name of Director	For	Against	Abstain	Broker Non-Votes
David B. Hayden	25,759,707	5,296,700	585,610	26,916,959
Joe A. Peters	25,740,847	5,361,260	539,910	26,916,959

2.
Ratification of RBSM LLP as Independent Registered Accountant. A resolution that the shareholders ratify the selection and appointment of RBSM LLP as the independent registered public accounting firm for Butler National Corporation for the year ending April 30, 2024 was submitted to, and voted upon by, the shareholders. Shareholders ratified the appointment of RBSM LLP to serve as the Company’s independent registered public accounting firm for the 2024 fiscal year.

For	Against	Abstain
56,372,358	627,838	1,558,780

3.
Advisory Vote on Executive Compensation. An advisory vote on executive compensation was submitted to, and voted upon by, the shareholders. Shareholders approved, on an advisory basis, the compensation of the Named Executive Officers disclosed in the proxy statement.

For	Against	Abstain	Broker Non-Votes
25,177,635	5,900,478	563,904	26,916,959

4.
Advisory Vote on Frequency of Future Votes on Executive Compensation. An advisory vote on the frequency of holding future advisory votes on executive compensation was submitted to, and voted upon by, the shareholders. Shareholders approved, on an advisory basis, to have votes on executive compensation every year. In light of this advisory vote the Board of Directors has decided to include an advisory vote on executive compensation in its proxy materials every year until the next required vote on the frequency of advisory votes on executive compensation.

1 Year	2 Years	3 Years	Abstain
30,804,586	313,956	160,961	362,514

Item 8.01	Other Events.

On September 29, 2023, the Compensation Committee, with Mr. Edgar abstaining and taking no part in the discussion, approved an award of 300,000 shares of Company common stock to John M. Edgar, a director, to be issued on October 6, 2023 as an “other stock-based award” pursuant to the Company’s 2016 Equity Incentive Plan. The award was compensation for Mr. Edgar’s work in providing investor relations to the Company following the departure of Craig D Stewart in January 2023. These shares will be fully vested on the date of grant.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	First Amendment to Employment Agreement of Christopher J. Reedy dated October 4, 2023*
Exhibit 10.2	First Amendment to Employment Agreement of Tad M. McMahon dated October 4, 2023*
Exhibit 10.3	First Amendment to Employment Agreement of Joe A. Peters dated October 4, 2023*
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Relates to management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUTLER NATIONAL CORPORATION (Registrant)

October 5, 2023	/S/ Christopher J. Reedy
Date	Christopher J. Reedy (President and Chief Executive Officer)

October 5, 2023	/S/ Tad M. McMahon
Date	Tad M. McMahon (Chief Financial Officer and Secretary)